PRICING SUPPLEMENT
Dated June 14, 2024
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-263376
(To Prospectus dated May 27, 2022,
Index Supplement dated May 27, 2022
and Product Supplement dated May 27, 2022)

UBS AG $6,065,000 Trigger GEARS

Linked to the least performing of the MSCI EAFE® Index, the STOXX® Europe 600 Index and the EURO STOXX 50® Index due June 20, 2029

Investment Description

UBS AG Trigger GEARS (the “Securities”) are unsubordinated, unsecured debt obligations issued by UBS AG (“UBS” or the “issuer”) linked to the least performing of the MSCI EAFE® Index, the STOXX® Europe 600 Index and the EURO STOXX 50® Index (each an “underlying asset” and together the “underlying assets”). The amount you receive at maturity will be based on the direction and percentage change in the closing level of the underlying asset with the lowest percentage change from the trade date to the final valuation date (such underlying asset, the “least performing underlying asset” and such return, the “least performing underlying return”) and whether the closing level of any underlying asset on the final valuation date (its “final level”) is less than its downside threshold. If the least performing underlying return is positive, at maturity UBS will pay you a cash payment per Security equal to the principal amount plus a percentage return equal to the least performing underlying return multiplied by the upside gearing. If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the least performing underlying return and, in extreme situations, you could lose all of your initial investment. Investing in the Securities involves significant risks. The Securities do not pay interest. You may lose a significant portion or all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Features

❑	Enhanced Exposure to Positive Least Performing Underlying Return — At maturity, the Securities provide exposure to any positive least performing underlying return multiplied by the upside gearing.
❑

Contingent Repayment of Principal Amount at Maturity with Potential for Full Downside Market Exposure — If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, at maturity UBS will pay you a cash payment per Security equal to the principal amount. If, however, the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, at maturity UBS will pay you a cash payment per Security that is less than the principal amount, if anything, resulting in a percentage loss on your initial investment equal to the least performing underlying return and, in extreme situations, you could lose all of your initial investment. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS.

Key Dates

Trade Date*	June 14, 2024
Settlement Date*	June 20, 2024
Final Valuation Date**	June 14, 2029
Maturity Date**	June 20, 2029
*

We expect to deliver the Securities against payment on the third business day following the trade date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in one business day (T+1), unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Securities in the secondary market on any date prior to one business day before delivery of the Securities will be required, by virtue of the fact that each Security initially will settle in three business days (T+3), to specify alternative settlement arrangements to prevent a failed settlement of the secondary market trade.

**	Subject to postponement in the event of a market disruption event, as described in the accompanying product supplement.

Notice to investors: the Securities are significantly riskier than conventional debt instruments. The issuer is not necessarily obligated to repay the principal amount of the Securities at maturity, and the Securities may have the same downside market risk as that of the least performing underlying asset. This market risk is in addition to the credit risk inherent in purchasing a debt obligation of UBS. You should not purchase the Securities if you do not understand or are not comfortable with the significant risks involved in investing in the Securities.

You should carefully consider the risks described under “Key Risks” beginning on page 4 and under “Risk Factors” beginning on page PS-9 of the accompanying product supplement. Events relating to any of those risks, or other risks and uncertainties, could adversely affect the market value of, and the return on, your Securities. You may lose a significant portion or all of your initial investment in the Securities. The Securities will not be listed or displayed on any securities exchange or any electronic communications network.

Security Offering

Underlying Assets	Bloomberg Tickers	Upside Gearing	Initial Levels	Downside Thresholds	CUSIP	ISIN
MSCI EAFE® Index	MXEA	3.10	2,306.41	1,845.13, which is 80.00% of its Initial Level	90307DWF5	US90307DWF58
STOXX® Europe 600 Index	SXXP		511.05	408.84, which is 80.00% of its Initial Level
EURO STOXX 50® Index	SX5E		4,839.14	3,871.31, which is 80.00% of its Initial Level

The estimated initial value of the Securities as of the trade date is $986.50. The estimated initial value of the Securities was determined as of the close of the relevant markets on the date hereof by reference to UBS’ internal pricing models, inclusive of the internal funding rate. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” beginning on page 7 herein.

See “Additional Information About UBS and the Securities” on page ii. The Securities will have the terms set forth in the accompanying product supplement relating to the Securities, dated May 27, 2022, the accompanying prospectus dated May 27, 2022 and this document.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these Securities or passed upon the adequacy or accuracy of this document, the accompanying product supplement, the index supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

The Securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Issue Price to Public(1)		Underwriting Compensation(1)(2)		Proceeds to UBS AG(2)
	Total	Per Security	Total	Per Security	Total	Per Security
Securities linked to the least performing of the MSCI EAFE® Index, the STOXX® Europe 600 Index and the EURO STOXX 50® Index	$6,065,000.00	$1,000.00	$3,639.00	$0.60	$6,061,361.00	$999.40

(1) Notwithstanding the underwriting discount received by one or more third-party dealers from UBS Securities LLC described below, certain registered investment advisers or fee-based advisory accounts unaffiliated from UBS may have agreed to purchase Securities from a third-party dealer at a purchase price of at least $999.40 per Security, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount.

(2) Our affiliate, UBS Securities LLC, will receive an underwriting discount of $0.60 per Security sold in this offering. UBS Securities LLC has agreed to either re-allow the full amount of this discount to one or more third-party dealers or to offer the Securities directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount received. UBS Securities LLC will also pay another unaffiliated dealer a marketing fee of $2.40 per Security with respect to all of the Securities in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to UBS.

UBS Securities LLC	UBS Investment Bank

Additional Information About UBS and the Securities

UBS has filed a registration statement (including a prospectus, as supplemented by a product supplement and an index supplement) with the Securities and Exchange Commission (the “SEC”), for the Securities to which this document relates. You should read these documents and any other documents relating to the Securities that UBS has filed with the SEC for more complete information about UBS and the Securities. You may obtain these documents without cost from the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001114446.

You may access these documents on the SEC website at www.sec.gov as follows:

♦Market-Linked Securities product supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/0001114446/000183988222011628/ubs2000004208_424b2-04373.htm

♦Index Supplement dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000183988222011632/ubs_index-supplement.htm

♦Prospectus dated May 27, 2022:
http://www.sec.gov/Archives/edgar/data/1114446/000119312522162430/d632731d424b3.htm

References to “UBS”, “we”, “our” and “us” refer only to UBS AG and not to its consolidated subsidiaries and references to the “ Trigger GEARS“ or the “Securities” refer to the Securities that are offered hereby. Also, references to the “accompanying product supplement” or “Market-Linked Securities product supplement” mean the UBS product supplement, dated May 27, 2022, references to the “index supplement” mean the UBS index supplement, dated May 27, 2022 and references to the “accompanying prospectus” mean the UBS prospectus, titled “Debt Securities and Warrants”, dated May 27, 2022.

This document, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including all other prior pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” herein and in “Risk Factors” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

If there is any inconsistency between the terms of the Securities described in the accompanying prospectus, the accompanying product supplement, the index supplement and this document, the following hierarchy will govern: first, this document; second, the accompanying product supplement; third, the index supplement; and last, the accompanying prospectus.

UBS reserves the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. In the event of any changes to the terms of the Securities, UBS will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case UBS may reject your offer to purchase.

ii

Investor Suitability

The Securities may be suitable for you if:

♦You fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.

♦You understand and accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset and that you will lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You can tolerate a loss of a significant portion or all of your initial investment and are willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or the stocks comprising the least performing underlying asset (its “underlying constituents”).

♦You believe that the level of each underlying asset will appreciate over the term of the Securities.

♦You are willing to invest in the Securities based on the upside gearing specified on the cover hereof.

♦You are willing to invest in the Securities based on the downside thresholds specified on the cover hereof.

♦You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You do not seek current income from your investment and are willing to forgo any dividends paid on the underlying constituents.

♦You are willing to hold the Securities to maturity and accept that there may be little or no secondary market for the Securities.

♦You understand and are willing to accept the risks associated with the underlying assets.

♦You are willing to assume the credit risk of UBS for all payments under the Securities, and understand that if UBS defaults on its obligations you may not receive any amounts due to you including any repayment of principal.

♦You understand that the estimated initial value of the Securities determined by our internal pricing models is lower than the issue price and that should UBS Securities LLC or any affiliate make secondary markets for the Securities, the price (not including their customary bid-ask spreads) will temporarily exceed the internal pricing model price.

The Securities may not be suitable for you if:

♦You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of a significant portion or all of your initial investment.

♦You do not understand or are unwilling to accept that an investment in the Securities is linked to the performance of the least performing underlying asset and not a basket of the underlying assets, that you will be exposed to the individual market risk of each underlying asset, or that you will lose a significant portion or all of your initial investment if the final level of any underlying asset is less than its downside threshold.

♦You cannot tolerate a loss of a significant portion or all of your initial investment or are not willing to make an investment that may have the same downside market risk as that of a hypothetical investment in the least performing underlying asset or its underlying constituents.

♦You believe that the level of any underlying asset will decline during the term of the Securities and that the final level of the least performing underlying asset is likely to be less than its downside threshold.

♦You are unwilling to invest in the Securities based on the upside gearing specified on the cover hereof.

♦You are unwilling to invest in the Securities based on the downside thresholds specified on the cover hereof.

♦You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the underlying assets.

♦You seek current income from your investment or prefer to receive any dividends paid on the underlying constituents.

♦You are unable or unwilling to hold the Securities to maturity or you seek an investment for which there will be an active secondary market.

♦You do not understand or are unwilling to accept the risks associated with the underlying assets.

♦You are not willing to assume the credit risk of UBS for all payments under the Securities, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances. You are urged to consult your investment, legal, tax, accounting and other advisors and carefully consider the suitability of an investment in the Securities in light of your particular circumstances. You should review “Information About the Underlying Assets” herein for more information on the underlying assets. You should also review carefully the “Key Risks” section herein for risks related to an investment in the Securities.

Final Terms

Issuer	UBS AG London Branch
Principal Amount	$1,000 per Security
Term	Approximately 5 years.
Underlying Assets	The MSCI EAFE® Index, the STOXX® Europe 600 Index and the EURO STOXX 50® Index
Upside Gearing	3.10
Payment at Maturity (per Security)

If the least performing underlying return is positive, UBS will pay you a cash payment equal to:

$1,000 × (1 + Least Performing Underlying Return × Upside Gearing)

If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment equal to:

$1,000

If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, UBS will pay you a cash payment that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Underlying Return	With respect to each underlying asset, the quotient, expressed as a percentage, of the following formula: Final Level – Initial Level Initial Level
Least Performing Underlying Asset	The underlying asset with the lowest underlying return as compared to any other underlying asset.
Least Performing Underlying Return	The underlying return of the least performing underlying asset.
Initial Level(1)	The closing level of each underlying asset on the trade date, as specified on the cover hereof.
Final Level(1)	The closing level of each underlying asset on the final valuation date.
Downside Threshold(1)	A specified level of each underlying asset that is less than its respective initial level, equal to a percentage of its initial level, as specified on the cover hereof.

(1) As determined by the calculation agent and as may be adjusted as described under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

Investment Timeline

Trade Date	The initial level of each underlying asset is observed and the final terms of the Securities are set.

Maturity Date

The final level of each underlying asset is observed on the final valuation date, the underlying return of each underlying asset is calculated and the least performing underlying asset is determined.

If the least performing underlying return is positive, UBS will pay you a cash payment per Security equal to:

$1,000 × (1 + Least Performing Underlying Return × Upside Gearing)

If the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, UBS will pay you a cash payment per Security equal to:

$1,000

If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, UBS will pay you a cash payment per Security that is less than the principal amount, if anything, equal to:

$1,000 × (1 + Least Performing Underlying Return)

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amounts owed to you under the Securities and you could lose all of your initial investment.

Key Risks

An investment in the Securities involves significant risks. Investing in the Securities is not equivalent to a hypothetical investment in the least performing underlying asset. Some of the key risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of the accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors concerning an investment in the Securities.

Risks Relating to Return Characteristics

♦Risk of loss at maturity — The Securities differ from ordinary debt securities in that UBS will not necessarily repay the principal amount of the Securities. If the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the least performing underlying return and, in extreme situations, you could lose all of your initial investment.

♦The contingent repayment of principal applies only if you hold your Securities to maturity — You should be willing to hold your Securities to maturity. The stated payout by the issuer is available only if you hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the level of each underlying asset at such time is equal to or greater than its downside threshold.

♦The upside gearing applies only at maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the price you receive will likely not reflect the full economic value of the upside gearing and the percentage return you realize may be less than the then-current least performing underlying return multiplied by the upside gearing, even if such return is positive. You can receive the full benefit of the upside gearing only if you hold your Securities to maturity.

♦No interest payments — UBS will not pay any interest with respect to the Securities.

♦Greater expected volatility generally indicates an increased risk of loss at maturity — “Volatility” refers to the frequency and magnitude of changes in the level of each underlying asset. The greater the expected volatility of each of the underlying assets as of the trade date, the greater the expectation is as of that date that the final level of an underlying asset could be less than its downside threshold and, as a consequence, indicates an increased risk of loss. However, the underlying assets’ volatility can change significantly over the term of the Securities, and relatively lower downside thresholds may not necessarily indicate that the Securities have a greater likelihood of a return of principal at maturity. You should be willing to accept the downside market risk of the least performing underlying asset and the potential to lose a significant portion or all of your initial investment.

♦Owning the Securities is not the same as owning the underlying constituents — The return on your Securities may not reflect the return you would realize if you actually owned the underlying constituents. Rather, it will be contingent upon the performance of each underlying asset. Unlike an instrument with a return linked to a basket of indices, common stocks or other underlying securities, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any underlying asset over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. In addition, as an owner of the Securities, you will not receive or be entitled to receive any dividend payments or other distributions on any underlying constituents during the term of the Securities, and any such dividends or distributions will not be factored into the calculation of the payment at maturity on your Securities. Similarly, you will not have voting rights or any other rights of a holder of any underlying constituents.

Risks Relating to Characteristics of the Underlying Assets

♦You are exposed to the market risk of each underlying asset — Your return on the Securities is not linked to a basket consisting of the underlying assets. Rather, it will be contingent upon the performance of each individual underlying asset. Unlike an instrument with a return linked to a basket of assets, in which risk is mitigated and diversified among all of the components of the basket, you will be exposed equally to the risks related to each underlying asset. Poor performance by any one of the underlying assets over the term of the Securities will negatively affect your return and will not be offset or mitigated by a positive performance by any other underlying asset. For instance, you will receive a negative return on your Securities if the final level of any underlying asset is less than its downside threshold, even if the underlying return of each other underlying asset is positive or has not declined as much. Accordingly, your investment is subject to the market risk of each underlying asset.

♦Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Securities were linked to a single underlying asset or fewer underlying assets — The risk that you will lose a significant portion or all of your initial investment in the Securities is greater if you invest in the Securities than the risk of investing in substantially similar securities that are linked to the performance of only one underlying asset or to fewer underlying assets. With more underlying assets, it is more likely that the final level of an underlying asset will be less than its downside threshold than if the Securities were linked to a single underlying asset or fewer underlying assets. In addition, the lower the correlation between a pair of underlying assets, the greater the likelihood that one of the underlying assets will decline to a final level that is less than its downside threshold. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the economic terms of the Securities, including the downside thresholds and upside gearing, are determined, in part, based on the correlation of the underlying assets’ performance calculated using our internal models at the time when the terms of the Securities are finalized. All things being equal, lower downside thresholds and a higher upside gearing are generally associated with lower correlation of the underlying assets. Therefore, if the performance of a pair of underlying assets is not correlated to each other or is negatively correlated, the risk that the final level of any underlying asset will be less than its downside threshold is even greater despite lower downside thresholds or a higher upside gearing. With three underlying assets, it is more likely that the performance of one pair of underlying assets will not be correlated, or will be negatively correlated. Therefore, it is more likely that the final level of any underlying asset will be less than its downside threshold and that you will lose a significant portion or all of your initial investment at maturity.

♦Market risk — The return on the Securities, which may be negative, is directly linked to the performance of the underlying assets and indirectly linked to the performance of the underlying constituents and their issuers (the “underlying constituent issuers”). The levels of the underlying assets can rise or fall sharply due to factors specific to each underlying asset or its underlying constituents, such as stock or commodity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock and commodity market volatility and levels, interest rates and economic, political and other conditions. You, as an investor in the Securities, should conduct your own investigation into the underlying assets and underlying constituents.

♦There can be no assurance that the investment view implicit in the Securities will be successful — It is impossible to predict whether and the extent to which the levels of the underlying assets will rise or fall and there can be no assurance that the final level of each underlying asset will be equal to or greater than its initial level or downside threshold. The levels of the underlying assets will be influenced by complex and interrelated political, economic, financial and other factors that affect the underlying constituent issuers. You should be willing to accept the downside risks associated with each underlying asset in general and its underlying constituents in particular, and the risk of losing a significant portion or all of your initial investment.

♦Changes affecting an underlying asset, including regulatory changes, could have an adverse effect on the market value of, and return on, your Securities — The policies of any index sponsor as specified under “Information About the Underlying Assets” (each, an “index sponsor”), concerning additions, deletions and substitutions of the underlying constituents and the manner in which such index sponsor takes account of certain changes affecting those underlying constituents may adversely affect the level of the applicable underlying asset. The policies of an index sponsor with respect to the calculation of the applicable underlying asset could also adversely affect the level of such underlying asset. An index sponsor may discontinue or suspend calculation or dissemination of the applicable underlying asset. Further, indices like each underlying asset have been, and continue to be, the subject of regulatory guidance and proposal for reform, including the European Union’s Regulation (EU) 2016/1011. The occurrence of a benchmark event (as defined in the accompanying product supplement under “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”), such as the failure of a benchmark (the applicable underlying asset) or the administrator (its index sponsor) or user of a benchmark (such as UBS), to comply with the authorization, equivalence or other requirements of the benchmarks regulation, may result in the discontinuation of the relevant benchmark or a prohibition on its use. If these or other events occur, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would be comparable to the original underlying asset, it may deem the closing level of the original underlying asset on the trading day immediately prior to the date of such event to be its closing level on each applicable date. Such events and the potential adjustments are described further in the accompanying product supplement under “— Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation”. Notwithstanding the ability of the calculation agent to make any of the foregoing adjustments, any such change or event could adversely affect the market value of, and return on, the Securities.

♦UBS cannot control actions by the index sponsors and the index sponsors have no obligation to consider your interests — UBS and its affiliates are not affiliated with the index sponsors and have no ability to control or predict their actions, including any errors in or discontinuation of public disclosure regarding methods or policies relating to the calculation of the underlying assets. The index sponsors are not involved in the Securities offering in any way and has no obligation to consider your interest as an owner of the Securities in taking any actions that might affect the market value of, and return on, your Securities.

♦The MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index reflects price return, not total return — The return on the Securities is based on the performance of the MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index, which reflects the changes in the market prices of its underlying constituents. The MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index is not a “total return” index or strategy, which, in addition to reflecting those price returns, would also reflect any dividends paid on its underlying constituents. The return on the Securities will not include such a total return feature or dividend component.

♦The Securities are subject to currency exchange rate risks — The Securities are subject to currency exchange rate risks because the MSCI EAFE® Index is comprised of stocks that are traded and quoted in non-U.S. currencies on non-U.S. markets. The prices of the underlying constituents are converted into U.S. dollars for purposes of calculating the level of such index. As a result, holders of the Securities will be exposed to currency exchange rate risk with respect to each of the currencies represented in such index. The values of the currencies of the underlying constituents of such index may be subject to a high degree of fluctuation due to changes in interest rates, the effects of monetary policies issued by the United States, non-U.S. governments, central banks or supranational entities, the imposition of currency controls or other national or global political or economic developments. The level of such index will depend on the extent to which the relevant non-U.S. currencies strengthen or weaken against the U.S. dollar and the relative weight of each of its non-U.S. constituents. If, taking into account such weighting, the U.S. dollar strengthens against the relevant non-U.S. currencies, the value of the applicable underlying constituents, and therefore the level of such index, and the market value of, and return on, the Securities, may be adversely affected.

♦The Securities are subject to risks associated with non-U.S. securities markets — The Securities are subject to risks associated with non-U.S. securities markets because the MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index is comprised of stocks that are traded in one or more non-U.S. securities markets. Investments linked to the value of non-U.S. equity securities involve particular risks. Any non-U.S. securities market may be less liquid, more volatile and affected by global or domestic market developments in a different way than are the U.S. securities market or other non-U.S. securities markets. Both government intervention in a non-U.S. securities market, either directly or indirectly, and cross-shareholdings in non-U.S. companies, may affect trading prices and volumes in that market. Also, there is generally less publicly available information about non-U.S. companies than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are likely subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. reporting companies. The prices of securities in a non-U.S. country are subject to political, economic, financial and social factors that are unique to such non-U.S. country's geographical region. These factors include: recent changes, or the possibility of future changes, in the applicable non-U.S. government's economic and fiscal policies; the possible implementation of, or changes in, currency exchange laws or other laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities; fluctuations, or the possibility of fluctuations, in currency exchange rates; and the possibility of outbreaks of hostility, political instability, natural disaster or adverse public health developments. Any one of these factors, or the combination of more than one of these or other factors, could negatively affect such non-U.S. securities market and the prices of securities therein. Further, geographical regions may react to global factors in different ways, which may cause the prices of securities in a non-U.S. securities market to fluctuate in a way that differs from those of securities in the U.S. securities market or other non-U.S. securities markets. Non-U.S. economies may also differ from the U.S. economy in important respects, including growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency, which may have a positive or negative effect on non-U.S. securities prices.

The Securities may also be subject to regulatory risks, including sanctions, because the MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index is comprised, at least in part, of stocks that are traded in one or more non-U.S. securities markets. For instance, pursuant to U.S. executive orders, U.S. persons are prohibited from engaging in transactions in publicly traded securities of certain companies that are determined to be linked to the military, intelligence and security apparatus of the People’s Republic of China. The prohibition also covers any securities that are derivative of, or are designed to provide investment exposure to, such securities. Actions taken by an index sponsor in response to any such developments could adversely affect the performance of the MSCI EAFE® Index, STOXX® Europe 600 Index and EURO STOXX 50® Index and, as a result, the market value of, and return on the Securities. Additionally, following certain events, if the calculation agent determines that a change in law has occurred or would have occurred but for a decision by its index sponsor to modify or reconstitute its index, then the calculation agent may select a successor index, reference a replacement basket or use an alternative method of calculation, in each case, in a manner it considers appropriate, or, if it determines that no successor index, replacement basket or alternative method of calculation would achieve an equitable result, it may deem the underlying asset’s closing level on the trading day immediately prior to the date of such event to be its closing level on each applicable date. For additional information, see the section “General Terms of the Securities — Discontinuance of, Adjustments to, or Benchmark Event or Change in Law Affecting, an Underlying Index; Alteration of Method of Calculation” in the accompanying product supplement.

♦The STOXX® Europe 600 Index and EURO STOXX 50® Index will not be adjusted for changes in currency exchange rates relative to the U.S. dollar even though its underlying constituents are traded in a non-U.S. currency and the Securities are denominated in U.S. dollars — The value of the Securities will not be adjusted for currency exchange rate fluctuations between the U.S. dollar and the currencies in which the underlying constituents of the STOXX® Europe 600 Index and EURO STOXX 50® Index are based. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Securities, you will not receive any additional payment or incur any reduction in your return on the Securities.

Estimated Value Considerations

♦The issue price you pay for the Securities exceeds their estimated initial value — The issue price you pay for the Securities exceeds their estimated initial value as of the trade date due to the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and projected profits. As of the close of the relevant markets on the trade date, we have determined the estimated initial value of the Securities by reference to our internal pricing models and it is set forth in this pricing supplement. The pricing models used to determine the estimated initial value of the Securities incorporate certain variables, including the levels and volatility of the underlying assets and underlying constituents, any expected dividends on the underlying constituents, the correlation of the underlying assets, prevailing interest rates, the term of the Securities and our internal funding rate. Our internal funding rate is typically lower than the rate we would pay to issue conventional fixed or floating rate debt securities of a similar term. The underwriting compensation, hedging costs, issuance and other costs, projected profits and the difference in rates will reduce the economic value of the Securities to you. Due to these factors, the estimated initial value of the Securities as of the trade date is less than the issue price you pay for the Securities.

♦The estimated initial value is a theoretical price; the actual price at which you may be able to sell your Securities in any secondary market (if any) at any time after the trade date may differ from the estimated initial value — The value of your Securities at any time will vary based on many factors, including the factors described above and in “— Risks Relating to Characteristics of the Underlying Assets — Market risk” above and is impossible to predict. Furthermore, the pricing models that we use are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, after the trade date, if you attempt to sell the Securities in the secondary market, the actual value you would receive may differ, perhaps materially, from the estimated initial value of the Securities determined by reference to our internal pricing models. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦Our actual profits may be greater or less than the differential between the estimated initial value and the issue price of the Securities as of the trade date — We may determine the economic terms of the Securities, as well as hedge our obligations, at least in part, prior to the trade date. In addition, there may be ongoing costs to us to maintain and/or adjust any hedges and such hedges are often imperfect. Therefore, our actual profits (or potentially, losses) in issuing the Securities cannot be determined as of the trade date and any such differential between the estimated initial value and the issue price of the Securities as of the trade date does not reflect our actual profits. Ultimately, our actual profits will be known only at the maturity of the Securities.

Risks Relating to Liquidity and Secondary Market Price Considerations

♦There may be little or no secondary market for the Securities — The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. UBS Securities LLC and its affiliates intend, but are not required, to make a market in the Securities and may stop making a market at any time. If you are able to sell your Securities prior to maturity you may have to sell them at a substantial loss. The estimated initial value of the Securities does not represent a minimum or maximum price at which we or any of our affiliates would be willing to purchase your Securities in any secondary market at any time.

♦The price at which UBS Securities LLC and its affiliates may offer to buy the Securities in the secondary market (if any) may be greater than UBS’ valuation of the Securities at that time, greater than any other secondary market prices provided by unaffiliated dealers (if any) and, depending on your broker, greater than the valuation provided on your customer account statements — For a limited period of time following the issuance of the Securities, UBS Securities LLC or its affiliates may offer to buy or sell such Securities at a price that exceeds (i) our valuation of the Securities at that time based on our internal pricing models, (ii) any secondary market prices provided by unaffiliated dealers (if any) and (iii) depending on your broker, the valuation provided on customer account statements. The price that UBS Securities LLC may initially offer to buy such Securities following issuance will exceed the valuations indicated by our internal pricing models due to the inclusion for a limited period of time of the aggregate value of the underwriting discount, hedging costs, issuance costs and theoretical projected trading profit. The portion of such amounts included in our price will decline to zero on a straight line basis over a period ending no later than the date specified under “Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any).” Thereafter, if UBS Securities LLC or an affiliate makes secondary markets in the Securities, it will do so at prices that reflect our estimated value determined by reference to our internal pricing models at that time. The temporary positive differential relative to our internal pricing models arises from requests from and arrangements made by UBS Securities LLC with the selling agents of structured debt securities such as the Securities. As described above, UBS Securities LLC and its affiliates intend, but are not required, to make a market for the Securities and may stop making a market at any time. The price at which UBS Securities LLC or an affiliate may make secondary markets at any time (if at all) will also reflect its then current bid-ask spread for similar sized trades of structured debt securities. UBS Securities LLC reflects this temporary positive differential on its customer statements. Investors should inquire as to the valuation provided on customer account statements provided by unaffiliated dealers.

♦Economic and market factors affecting the terms and market price of Securities prior to maturity — Because structured notes, including the Securities, can be thought of as having a debt component and a derivative component, factors that influence the values of debt instruments and options and other derivatives will also affect the terms and features of the Securities at issuance and the market price of the Securities prior to maturity. These factors include the levels of the underlying assets and the underlying constituents; the volatility of the underlying assets and the underlying constituents; any expected dividends on the underlying constituents; the correlation of the underlying assets; the time remaining to the maturity of the Securities; interest rates in the markets; geopolitical conditions and economic, financial, political, force majeure and regulatory or judicial events; the creditworthiness of UBS; the then current bid-ask spread for the Securities and the factors discussed under “—Risks Relating to Hedging Activities and Conflicts of Interest — Potential conflicts of interest” below. These and other factors are unpredictable and interrelated and may offset or magnify each other.

♦Impact of fees and the use of internal funding rates rather than secondary market credit spreads on secondary market prices — All other things being equal, the use of the internal funding rates described above under “— Estimated Value Considerations” as well as the inclusion in the issue price of the underwriting compensation, hedging costs, issuance and other costs and any projected profits are, subject to the temporary mitigating effect of UBS Securities LLC’s and its affiliates’ market making premium, expected to reduce the price at which you may be able to sell the Securities in any secondary market.

Risks Relating to Hedging Activities and Conflicts of Interest

♦Potential UBS impact on price — Trading or transactions by UBS or its affiliates in any underlying asset or underlying constituent, as applicable, listed and/or over-the-counter options, futures, exchange-traded funds or other instruments with returns linked to the performance of any underlying asset or underlying constituent, as applicable, may adversely affect the levels of the underlying assets and, therefore, the market value of, and return on, the Securities.

♦Potential conflicts of interest — UBS and its affiliates may engage in business with any underlying constituent issuer, which may present a conflict between the interests of UBS and you, as a holder of the Securities. There are also potential conflicts of interest between you and the calculation agent, which will be an affiliate of UBS. The calculation agent will determine the payment at maturity of the Securities based on the final levels of the underlying assets. The calculation agent can postpone the determination of the terms of the Securities if a market disruption event occurs and is continuing on the trade date or the final valuation date. As UBS determines the economic terms of the Securities, including the downside thresholds and upside gearing, and such terms include the underwriting compensation, hedging costs, issuance and other costs and projected profits, the Securities represent a package of economic terms. There are other potential conflicts of interest insofar as an investor could potentially get better economic terms if that investor entered into exchange-traded and/or OTC derivatives or other instruments with third parties, assuming that such instruments were available and the investor had the ability to assemble and enter into such instruments. Additionally, UBS and its affiliates act in various capacities with respect to the Securities, including as a principal, agent or dealer in connection with the sale of the Securities. Such affiliates, and any other third-party dealers, will derive compensation from the distribution of the Securities and such compensation may serve as an incentive to sell these Securities instead of other investments. Furthermore, given that UBS Securities LLC and its affiliates temporarily maintain a market making premium, it may have the effect of discouraging UBS Securities LLC and its affiliates from recommending sale of your Securities in the secondary market.

♦Potentially inconsistent research, opinions or recommendations by UBS — UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of, and return on, the Securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the underlying assets.

Risks Relating to General Credit Characteristics

♦Credit risk of UBS — The Securities are unsubordinated, unsecured debt obligations of UBS and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of principal, depends on the ability of UBS to satisfy its obligations as they come due. As a result, UBS’ actual and perceived creditworthiness may affect the market value of the Securities. If UBS were to default on its obligations, you may not receive any amounts owed to you under the terms of the Securities and you could lose all of your initial investment.

♦The Securities are not bank deposits — An investment in the Securities carries risks which are very different from the risk profile of a bank deposit placed with UBS or its affiliates. The Securities have different yield and/or return, liquidity and risk profiles and would not benefit from any protection provided to deposits.

♦If UBS experiences financial difficulties, FINMA has the power to open restructuring or liquidation proceedings in respect of, and/or impose protective measures in relation to, UBS, which proceedings or measures may have a material adverse effect on the terms and market value of the Securities and/or the ability of UBS to make payments thereunder — The Swiss Federal Act on Banks and Savings Banks of November 8, 1934, as amended (the “Swiss Banking Act”) grants the Swiss Financial Market Supervisory Authority (“FINMA”) broad powers to take measures and actions in relation to UBS if it concludes that there is justified concern that UBS is over-indebted or has serious liquidity problems or, after expiry of a deadline, UBS fails to fulfill the applicable capital adequacy requirements (whether on a standalone or consolidated basis). If one of these pre-requisites is met, FINMA is authorized to open restructuring proceedings or liquidation (bankruptcy) proceedings in respect of, and/or impose protective measures in relation to, UBS. The Swiss Banking Act grants significant discretion to FINMA in connection with the aforementioned proceedings and measures. In particular, a broad variety of protective measures may be imposed by FINMA, including a bank moratorium or a maturity postponement, which measures may be ordered by FINMA either on a stand-alone basis or in connection with restructuring or liquidation proceedings.

In restructuring proceedings, FINMA, as resolution authority, is competent to approve the restructuring plan. The restructuring plan may, among other things, provide for (a) the transfer of all or a portion of UBS’ assets, debts, other liabilities and contracts (which may or may not include the contractual relationship between UBS and the holders of Securities) to another entity, (b) a stay (for a maximum of two business days) on the termination of contracts to which UBS is a party, and/or the exercise of (w) rights to terminate, (x) netting rights, (y) rights to enforce or dispose of collateral or (z) rights to transfer claims, liabilities or collateral under contracts to which UBS is a party, (c) the partial or full conversion of UBS’ debt and/or other obligations, including its obligations under the Securities, into equity (a “debt-to-equity” swap), and/or (d) the partial or full write-off of obligations owed by UBS (a “write-off”), including its obligations under the Securities. Prior to any debt-to-equity swap or write-off with respect to any Securities, outstanding equity and debt instruments issued by UBS qualifying as additional tier 1 capital or tier 2 capital must be converted or written-down, as applicable, and cancelled. The Swiss Banking Act addresses the order in which a debt-to-equity swap or a write-off of debt instruments (other than debt instruments qualifying as additional tier 1 capital or tier 2 capital) should occur: first, all subordinated obligations not qualifying as regulatory capital; second, debt instruments for loss absorbency in the course of insolvency measures (Schuldinstrumente zur Verlusttragung im Falle von Insolvenzmassnahmen) under the Swiss Ordinance concerning Capital Adequacy and Risk Diversification for Banks and Securities Dealers of June 1, 2012, as amended; third, all other obligations not excluded by law from a debt-to-equity swap or write-off (other than deposits), such as the Securities; and fourth, deposits to the extent in excess of the amount privileged by law. However, given the broad discretion granted to FINMA, any restructuring plan approved by FINMA in connection with restructuring proceedings with respect to UBS could provide that the claims under or in connection with the Securities will be fully or partially converted into equity or written-off, while preserving other obligations of UBS that rank pari passu with UBS’ obligations under the Securities. Consequently, the exercise by FINMA of any of its statutory resolution powers or any suggestion of any such exercise could materially adversely affect the rights of holders of the Securities, the price or value of their investment in the Securities and/or the ability of UBS to satisfy its obligations under the Securities and could lead to holders losing some or all of their investment in the Securities.

Once FINMA has opened restructuring proceedings with respect to UBS, it may consider factors such as the results of operations, financial condition (in particular, the level of indebtedness, potential future losses and/or restructuring costs), liquidity profile and regulatory capital adequacy of UBS and its subsidiaries, or any other factors of its choosing, when determining whether to exercise any of its statutory resolution powers with respect to UBS, including, if it chooses to exercise such powers to order a debt-to- equity swap and/or a write-off, whether to do so in full or in part. The criteria that FINMA may consider in exercising any statutory resolution power provide it with considerable discretion. Therefore, holders of the Securities may not be able to refer to publicly available criteria in order to anticipate a potential exercise of any such power and, consequently, its potential effects on the Securities and/or UBS.

If UBS were to be subject to restructuring proceedings, the creditors whose claims are affected by the restructuring plan would not have a right to vote on, reject, or seek the suspension of the restructuring plan. In addition, if a restructuring plan with respect to UBS has been approved by FINMA, the rights of a creditor to challenge the restructuring plan or have the restructuring plan reviewed by a judicial or administrative process or otherwise (e.g., on the grounds that the plan would unduly prejudice the rights of holders of Securities or otherwise be in violation of the Swiss Banking Act) are very limited. Even if any of UBS’ creditors were to successfully challenge the restructuring plan in court, the court could only require the relevant creditors to be compensated ex post and there is currently no guidance as to on what basis such compensation would be calculated and how it would be funded. Any such challenge (even if successful) would not suspend, or result in the suspension of, the implementation of the restructuring plan.

Risks Relating to U.S. Federal Income Taxation

♦Uncertain tax treatment — Significant aspects of the tax treatment of the Securities are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of the Securities?” herein and “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement.

Hypothetical Examples and Return Table of the Securities at Maturity

The below examples and table are based on hypothetical terms. The actual terms are indicated on the cover hereof.

The examples and table below illustrate the payment at maturity for a $1,000 Security on a hypothetical offering of the Securities, with the following assumptions (amounts may have been rounded for ease of reference):

Principal Amount:	$1,000
Term:	Approximately 5 years
Initial Level:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	2,000.00 1,000.00 5,000.00
Downside Threshold:
Underlying Asset A: Underlying Asset B: Underlying Asset C:	1,600.00 (which is equal to 80.00% of its Initial Level) 800.00 (which is equal to 80.00% of its Initial Level) 4,000.00 (which is equal to 80.00% of its Initial Level)
Upside Gearing:	3.10
Range of Underlying Return:	-100% to 40%

Example 1 — Underlying Asset A is the Least Performing Underlying Asset and its Final Level is 2,100.00, an increase of 5.00% from its Initial Level of 2,000.00.

Because the least performing underlying return is positive, the payment at maturity per Security will be calculated as follows:

$1,000 × (1 + Least Performing Underlying Return × Upside Gearing)
= $1,000 × (1 + 5.00% × 3.10)
= $1,000 × (1 + 15.50%)
= $1,155.00 per Security (15.50% total return).

Example 2 — Underlying Asset B is the Least Performing Underlying Asset and its Final Level is 950.00, a decrease of 5.00% from its Initial Level of 1,000.00.

Because the least performing underlying return is zero or negative and the final level of the least performing underlying asset is equal to or greater than its downside threshold, the payment at maturity per Security will be equal to the principal amount of $1,000 (0.00% total return).

Example 3 — Underlying Asset A is the Least Performing Underlying Asset and its Final Level is 800.00, a decrease of 60.00% from its Initial Level of 2,000.00.

Because the least performing underlying return is negative and the final level of the least performing underlying asset is less than its downside threshold, the payment at maturity per Security will be less than the principal amount, if anything, calculated as follows:

$1,000 × (1 + Least Performing Underlying Return)
= $1,000 × (1 + -60.00%)
= $400.00 per Security (60.00% loss).

In this scenario, you will suffer a percentage loss on your initial investment equal to the underlying return of the least performing underlying asset, regardless of the underlying return of any other underlying asset and, in extreme situations, you could lose all of your initial investment.

Least Performing Underlying Asset(1)		Payment and Return at Maturity
Final Level	Least Performing Underlying Return	Payment at Maturity	Security Total Return at Maturity
2,800.00	40.00%	$2,240.00	124.00%
2,600.00	30.00%	$1,930.00	93.00%
2,400.00	20.00%	$1,620.00	62.00%
2,200.00	10.00%	$1,310.00	31.00%
2,000.00	0.00%	$1,000.00	0.00%
1,800.00	-10.00%	$1,000.00	0.00%
1,600.00	-20.00%	$1,000.00	0.00%
1,400.00	-30.00%	$700.00	-30.00%
1,200.00	-40.00%	$600.00	-40.00%
1,000.00	-50.00%	$500.00	-50.00%
800.00	-60.00%	$400.00	-60.00%
600.00	-70.00%	$300.00	-70.00%
400.00	-80.00%	$200.00	-80.00%
200.00	-90.00%	$100.00	-90.00%
0.00	-100.00%	$0.00	-100.00%
(1)	Assumes Underlying Asset A is the Least Performing Underlying Asset.

We make no representation or warranty as to which of the underlying assets will be the least performing underlying asset for the purposes of calculating your actual payment at maturity.

Investing in the Securities involves significant risks. You may lose a significant portion or all of your initial investment. Specifically, if the final level of any underlying asset is less than its downside threshold, you will lose a percentage of your principal amount equal to the underlying return of the least performing underlying asset and, in extreme situations, you could lose all of your initial investment. You will be exposed to the market risk of each underlying asset on the final valuation date and any decline in the level of one underlying asset may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of any other underlying asset. Any payment on the Securities, including any repayment of principal, is subject to the creditworthiness of UBS. If UBS were to default on its obligations, you may not receive any amount owed to you under the Securities and you could lose all of your initial investment.

Information About the Underlying Assets

All disclosures contained in this document regarding each underlying asset are derived from publicly available information. UBS has not conducted any independent review or due diligence of any publicly available information with respect to any underlying asset. You should make your own investigation into each underlying asset.

Included below is a brief description of each underlying asset. This information has been obtained from publicly available sources. Set forth below for each underlying asset is a graph that illustrates the past performance for such underlying asset. The information given below is for the period indicated. We obtained the past performance information set forth below from Bloomberg Professional® service (“Bloomberg”) without independent verification. You should not take the historical levels of any underlying asset as an indication of future performance.

MSCI EAFE® Index

We have derived all information contained herein regarding the MSCI EAFE® Index (“MXEA”), including, without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by MSCI Inc. (its “index sponsor” or “MSCI”).

MXEA® is published by the index sponsor, but the index sponsor has no obligation to continue to publish MXEA, and may discontinue publication of MXEA at any time. MXEA is determined, comprised and calculated by the index sponsor without regard to this instrument.

As discussed more fully in the index supplement under the heading “Non-U.S. Indices — MSCI-EAFE® Index”, MXEA is a free float-adjusted market capitalization index that is designed to measure developed market equity performance in Europe, Asia, Australia and the Far East. MXEA includes components from all countries in Europe, Australia and the Far East that are designated by MSCI as Developed Markets. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

MXEA is based on the MSCI Global Investable Market Indexes Methodology — an approach to index construction that assesses global and cross regional comparisons across all market capitalization size, sector and style segments and combinations. This methodology aims to provide exhaustive coverage of the relevant investment opportunity set with a strong emphasis on index liquidity, investability and replicability. MXEA is reviewed quarterly with the objective of reflecting change in the equity markets in a timely manner, while limiting undue index turnover. During semi-annual index reviews, MXEA is rebalanced and the large and mid-capitalization cutoff points are recalculated.

Information about the MXEA, including the methodology used to calculate the MXEA, is available at msci.com/index-methodology. We are not incorporating by reference the website or any material it includes in this document.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of MXEA from January 1, 2014 through June 14, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of MXEA on June 14, 2024 was 2,306.41. The dotted line represents its downside threshold of 1,845.13, which is equal to 80.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

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STOXX® Europe 600 Index

We have derived all information regarding the STOXX® Europe 600 Index (“SXXP”) contained in this document, including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited, (its “index sponsor” or “STOXX”).

SXXP is published by STOXX Limited, but STOXX Limited has no obligation to continue to publish SXXP, and may discontinue publication of the SXXP at any time. SXXP is determined, comprised and calculated by STOXX Limited without regard to this instrument.

SXXP is derived from the STOXX® Europe Total Market Index (“TMI”) and is a subset of the STOXX Global 1800 Index. SXXP has a fixed number of components that represent the large, mid and small capitalization companies in terms of free-float market capitalization from across 17 countries of the European region: Austria, Belgium, Czech Republic, Denmark, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Norway, Portugal, Spain, Sweden, Switzerland and the United Kingdom. Select information regarding top constituents and industry and/or sector weightings may be made available by the index sponsor on its website.

STOXX Europe Total Market Index

The STOXX Europe TMI covers 95% of the free-float market cap of the relevant investable stock universe by region or country. The STOXX Global TMI serves as the basis for all regional and country TMI indices. All TMI indices offer exposure to global equity markets with the broadest diversification within the STOXX equity universe in terms of regions, currencies and sectors.

The STOXX Global 1800 Index

The STOXX Global 1800 derived benchmark indices are designed to provide a broad yet investable representation of the world's developed markets of Europe, North America and Asia/Pacific region stocks represented by the STOXX Europe 600 Index, the STOXX North America 600 Index and the STOXX Asia/Pacific 600 Index.

SXXP Composition and Maintenance

For each of the STOXX Global 1800 derived benchmark indices, including the SXXP, the eligible stocks are ranked in terms of free-float market capitalization to form the selection list. For the SXXP, the largest 550 stocks on the selection list are selected; the remaining 50 stocks are selected from the largest remaining current stocks ranked between 551 and 750; if the number of stocks selected is still below 600, then the largest remaining stocks are selected until there are 600 stocks.

The SXXP components are subject to a capped maximum index weight of 20%, which is applied on a quarterly basis.

The composition of the SXXP is reviewed on a quarterly basis in March, June, September and December, and for each company, only the most liquid stock is considered, which are those stocks with at least one million EUR measured over a 3-month average daily trading volume. Changes in the composition of the SXXP are made to ensure that the SXXP includes the 600 market sector leaders from within the SXXP.

The SXXP components are monitored and in order to maintain the number of components, a deleted stock is replaced by the highest-ranked non-component on the selection list in the parent index. The selection list is updated on a monthly basis according to the review component selection process.

SXXP Calculation

The SXXP is calculated with the “Laspeyres formula”, which measures the price change against a fixed based quantity weight. The formula for calculating the SXXP’s value at any time can be expressed as:

Index = Free float market capitalization of SXXP

Divisor

The free-float market capitalization of the SXXP is equal to the sum of the products of the price, the number of shares, the free float factor, the weighting cap and the exchange rate from each components local currency into the index currency for each component as of the time the SXXP is being calculated.

The divisor for the SXXP is adjusted to maintain the continuity of the SXXP’s values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment to the divisor, where shareholders of the component stock will receive “B” shares for every “A” share held (where applicable).

(1)Special cash dividend

(Cash distributions that are within the scope of the regular dividend policy or that the company defines as a regular distribution.)

Adjusted price (net return) = closing price – dividend announced by the company x (1 – withholding tax, if applicable)

Divisor: decreases

(2) Split and reverse split Adjusted price = closing price x A / B New number of shares = old number of shares x B / A Divisor: unchanged

(3) Rights offering

If the subscription price is not available or if the subscription price is equal to or greater than the closing price on the day before the effective date, then no adjustment is made.

In case the share increase is greater than or equal to 100% (B / A ≥ 1), the adjustment of the shares and weight factors are delayed until the new shares are listed.

Adjusted price = (closing price × A + subscription price × B) / (A + B)

New number of shares = old number of shares × (A + B) / A

Divisor: increases

(4) Stock dividend Adjusted price = closing price × A / (A + B) New number of shares = old number of shares × (A + B) / A Divisor: unchanged	(5) Stock dividend (from treasury stock) Adjusted only if treated as extraordinary dividend. Adjusted close = close – close × B / (A + B) Divisor: decreases
(6) Stock dividend of another company Adjusted price = (closing price × A – price of other company × B) / A Divisor: decreases

(7) Return of capital and share consolidation

Adjusted price = (closing price – capital return announced by company × (1-withholding tax)) × A / B

New number of shares = old number of shares × B / A

Divisor: decreases

(8) Repurchase of shares / self-tender

Adjusted price = ((price before tender × old number of shares) – (tender price × number of tendered shares)) / (old number of shares – number of tendered shares)

New number of shares = old number of shares – number of tendered shares

Divisor: decreases

(9) Spin-off Adjusted price = (closing price × A – price of spun-off shares × B) / A Divisor: decreases

(10) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A share held.

If A is not equal to one share, all the following “new number of shares” formulae need to be divided by A:

(A) If rights are applicable after stock distribution (one action applicable to other):

 Adjusted price = (closing price × A + subscription price × C × (1 + B / A)) / ((A + B) × ( 1 + C / A))

New number of shares = old number of shares × ((A + B) × (1 + C / A)) / A

Divisor: increases

(B) If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price × A + subscription price × C) /((A + C) × (1 + B / A))

New number of shares = old number of shares × ((A + C) × (1 + B / A))

Divisor: increases

(C)- Stock distribution and rights (neither action is applicable to the other):

Adjusted price = (closing price × A + subscription price × C) / (A + B + C)

New number of shares = old number of shares × (A + B + C) / A

Divisor: increases

(11) Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.	(12) Free float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

License Agreement

We have entered into a non-exclusive license agreement with STOXX Limited, which grants us a license in exchange for a fee to use the SXXP in connection with the issuance of certain securities, including this instrument.

“STOXX® Europe 600” is a service mark of STOXX Limited. STOXX Limited has no relationship to UBS, other than the licensing of the SXXP and its service marks for use in connection with this instrument.

STOXX Limited does not:

●Sponsor, endorse, sell or promote this instrument.

●Recommend that any person invest in this instrument or any other financial products.

●Have any responsibility or liability for or make any decisions about the timing, amount or pricing of this instrument.

●Have any responsibility or liability for the administration, management or marketing of this instrument.

●Consider the needs of this instrument or the owners of this instrument in determining, composing or calculating the SXXP or have any obligation to do so.

STOXX Limited will not have any liability in connection with this instrument. Specifically, STOXX Limited does not make any warranty, express or implied, and STOXX Limited disclaims any warranty about:

●the results to be obtained by this instrument, the owner of this instrument or any other person in connection with the use of the SXXP and the data included in the SXXP;

●the accuracy or completeness of the SXXP or its data;

●the merchantability and the fitness for a particular purpose or use of the SXXP or its data;

●any errors, omissions or interruptions in the SXXP or its data; and

●any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX Limited knows that they might occur.

The licensing relating to the use of the SXXP and trademark referred to above by UBS is solely for the benefit of UBS, and not for any other third parties.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SXXP from January 1, 2014 through June 14, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SXXP on June 14, 2024 was 511.05. The dotted line represents its downside threshold of 408.84, which is equal to 80.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

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EURO STOXX 50® Index

We have derived all information contained herein regarding the EURO STOXX 50® Index (“SX5E”), including without limitation, its make-up, method of calculation and changes in its components from publicly available information. Such information reflects the policies of, and is subject to change by STOXX Limited.

STOXX Limited has no obligation to continue to publish the SX5E, and may discontinue publication of the SX5E at any time. The SX5E is determined, comprised and calculated by STOXX Limited without regard to this instrument.

As discussed more fully in the accompanying index supplement under the heading “Underlying Indices and Underlying Index Publishers — Non-U.S. Indices — EURO STOXX 50® Index”, the SX5E covers 50 stocks of market sector leaders mainly from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. The SX5E captures a selection of the largest stocks among the 20 EURO STOXX regional Supersector indices. The largest stocks within those indices are added to the selection list until coverage is approximately 60% of the free float market capitalization of the corresponding EURO STOXX Total Market Index (the “EURO STOXX TMI”) Supersector Index and from that selection list the 50 stocks are selected. The SX5E universe is defined as all components of the 20 EURO STOXX Regional Supersector indices. The EURO STOXX Supersector indices represent the Eurozone portion of the STOXX 600 Supersector indices, which contain the 600 largest stocks traded on the major exchanges of 18 European countries. Each component’s weight is capped at 10% of the SX5E’s total free-float market capitalization. Additional information regarding the SX5E may be obtained from the STOXX Limited website: stoxx.com. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Select information regarding top constituents, country, industry and/or sector weightings may be made available on the index sponsor’s website.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or any document incorporated herein by reference. UBS has not conducted any independent review or due diligence of any publicly available information with respect to the underlying asset.

Historical Information

The graph below illustrates the performance of SX5E from January 1, 2014 through June 14, 2024, based on the daily closing levels as reported by Bloomberg, without independent verification. UBS has not conducted any independent review or due diligence of any information obtained from Bloomberg. The closing level of SX5E on June 14, 2024 was 4,839.14. The dotted line represents its downside threshold of 3,871.31, which is equal to 80.00% of its initial level. Past performance of the underlying asset is not indicative of the future performance of the underlying asset during the term of the Securities.

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Correlation of the Underlying Assets

The graph below illustrates the daily performance of the underlying assets from January 1, 2014 through June 14, 2024. For comparison purposes, each underlying asset has been normalized to have a closing level of 100.00 on January 1, 2014 by dividing the closing level of that underlying asset on each trading day by the closing level of that underlying asset on January 1, 2014 and multiplying by 100.00. We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification.

The closer the relationship of the daily returns of the underlying assets over a given period, the more positively correlated those underlying assets are. The lower (or more negative) the correlation of the underlying assets, the less likely it is that those underlying assets will move in the same direction and therefore, the greater the potential for the final level of one of those underlying assets to be less than its downside threshold. This is because the less positively correlated the underlying assets are, the greater the likelihood that at least one of the underlying assets will decrease in value. However, even if the underlying assets have a higher positive correlation, the final level of one or more of the underlying assets might be less than its downside threshold, as the underlying assets may decrease in value together. Although the correlation of the underlying assets’ performance may change over the term of the Securities, the correlations referenced in setting the terms of the Securities are calculated using UBS’ internal models at the time when the terms of the Securities are set and are not derived from the daily returns of the underlying assets over the period set forth below. A lower downside threshold or a higher upside gearing is generally associated with lower correlation of the underlying assets, which reflects a greater potential for a loss on your investment at maturity. See “Key Risks — Risks Relating to Return Characteristics —  Greater expected volatility generally indicates an increased risk of loss at maturity”, “— Risks Relating to Characteristics of the Underlying Assets — You are exposed to the market risk of each underlying asset” and “— Risks Relating to Characteristics of the Underlying Assets — Because the Securities are linked to the least performing underlying asset, you are exposed to a greater risk of losing a significant portion or all of your initial investment at maturity than if the Securities were linked to a single underlying asset or fewer underlying assets“ herein. Past performance of the underlying assets is not indicative of the future performance of the underlying assets.

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What Are the Tax Consequences of the Securities?

The U.S. federal income tax consequences of your investment in the Securities are uncertain. There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as the Securities. Some of these tax consequences are summarized below, but we urge you to read the more detailed discussion in “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards”, in the accompanying product supplement and to discuss the tax consequences of your particular situation with your tax advisor. This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the “Code”), final, temporary and proposed U.S. Department of the Treasury (the “Treasury”) regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws are not addressed herein. No ruling from the U.S. Internal Revenue Service (the “IRS”) has been sought as to the U.S. federal income tax consequences of your investment in the Securities, and the following discussion is not binding on the IRS.

U.S. Tax Treatment. Pursuant to the terms of the Securities, UBS and you agree, in the absence of a statutory or regulatory change or an administrative determination or judicial ruling to the contrary, to characterize your Securities as prepaid derivative contracts with respect to the underlying assets. If your Securities are so treated, you should generally recognize gain or loss upon the taxable disposition of your Securities in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Securities. Such gain or loss should generally be long-term capital gain or loss if you have held your Securities for more than one year (otherwise such gain or loss should be short-term capital gain or loss if held for one year or less). The deductibility of capital losses is subject to limitations.

Based on certain factual representations received from us, our special U.S. tax counsel, Cadwalader, Wickersham & Taft LLP, is of the opinion that it would be reasonable to treat your Securities in the manner described above. However, because there is no authority that specifically addresses the tax treatment of the Securities, it is possible that your Securities could alternatively be treated for tax purposes as a single contingent payment debt instrument or pursuant to some other characterization, such that the timing and character of your income from the Securities could differ materially and adversely from the treatment described above, as described further under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement.

Except to the extent otherwise required by law, UBS intends to treat your Securities for U.S. federal income tax purposes in accordance with the treatment described above and under “Material U.S. Federal Income Tax Consequences”, including the section “— Securities Treated as Prepaid Derivatives or Prepaid Forwards” in the accompanying product supplement unless and until such time as the IRS and the Treasury determine that some other treatment is more appropriate.

Section 1297. We will not attempt to ascertain whether any underlying constituent issuer would be treated as a “passive foreign investment company” (a “PFIC”) within the meaning of Section 1297 of the Code. If any such entity were so treated, certain adverse U.S. federal income tax consequences might apply to U.S. holders upon the taxable disposition of a Security. U.S. holders should refer to information filed with the SEC or the equivalent governmental authority by any such entity and consult their tax advisors regarding the possible consequences to them in the event that any such entity is or becomes a PFIC.

Notice 2008-2. In 2007, the IRS released a notice that may affect the taxation of holders of the Securities. According to Notice 2008-2, the IRS and the Treasury are actively considering whether the holder of an instrument similar to the Securities should be required to accrue ordinary income on a current basis. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the Securities will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The IRS and the Treasury are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether non-U.S. holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Code should be applied to such instruments. Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the significance, and potential impact, of the above considerations.

Medicare Tax on Net Investment Income. U.S. holders that are individuals, estates or certain trusts are subject to an additional 3.8% tax on all or a portion of their “net investment income,” which may include any income or gain realized with respect to the Securities, to the extent of their net investment income that when added to their other modified adjusted gross income, exceeds $200,000 for an unmarried individual, $250,000 for a married taxpayer filing a joint return (or a surviving spouse), $125,000 for a married individual filing a separate return or the dollar amount at which the highest tax bracket begins for an estate or trust. The 3.8% Medicare tax is determined in a different manner than the income tax. U.S. holders should consult their tax advisors as to the consequences of the 3.8% Medicare tax.

Specified Foreign Financial Assets. Certain U.S. holders that own “specified foreign financial assets” in excess of an applicable threshold may be subject to reporting obligations with respect to such assets with their tax returns, especially if such assets are held outside the custody of a U.S. financial institution. U.S. holders are urged to consult their tax advisors as to the application of this legislation to their ownership of the Securities.

Non-U.S. Holders. Subject to Section 871(m) of the Code and “FATCA”, discussed below, if you are a non-U.S. holder you should generally not be subject to U.S. withholding tax with respect to payments on your Securities or to generally applicable information reporting and backup withholding requirements with respect to payments on your Securities if you comply with certain certification and identification requirements as to your non-U.S. status (by providing us (and/or the applicable withholding agent) with a fully completed and duly executed applicable IRS Form W-8). Subject to Section 871(m) of the Code, discussed below, gain realized from the taxable disposition of a Security generally should not be subject to U.S. tax unless (i) such gain is effectively connected with a trade or business conducted by the non-U.S. holder in the U.S., (ii) the non-U.S. holder is a non-resident alien individual and is present in the U.S. for 183 days or more during the taxable year of such taxable disposition and certain other conditions are satisfied or (iii) the non-U.S. holder has certain other present or former connections with the U.S.

Section 871(m). A 30% withholding tax (which may be reduced by an applicable income tax treaty) is imposed under Section 871(m) of the Code on certain “dividend equivalents” paid or deemed paid to a non-U.S. holder with respect to a “specified equity-linked instrument” that references one or more dividend-paying U.S. equity securities or indices containing U.S. equity securities. The withholding tax can apply even if the instrument does not provide for payments that reference dividends. Treasury regulations provide that the withholding tax applies to all dividend equivalents paid or deemed paid on specified equity-linked instruments that have a delta of one (“delta-one specified equity-linked instruments”) issued after 2016 and to all dividend equivalents paid or deemed paid on all other specified equity-linked instruments issued after 2017. However, the IRS has issued guidance that states that the Treasury and the IRS intend to amend the effective dates of the Treasury regulations to provide that withholding on dividend equivalents paid or deemed paid will not apply to specified equity-linked instruments that are not delta-one specified equity-linked instruments and are issued before January 1, 2027.

Based on our determination that the Securities are not “delta-one” with respect to any underlying asset or any underlying constituents, our special U.S. tax counsel is of the opinion that the Securities should not be delta-one specified equity-linked instruments and thus should not be subject to withholding on dividend equivalents. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Furthermore, the application of Section 871(m) of the Code will depend on our determinations on the date the terms of the Securities are set. If withholding is required, we will not make payments of any additional amounts.

Nevertheless, after the date the terms are set, it is possible that your Securities could be deemed to be reissued for tax purposes upon the occurrence of certain events affecting an underlying asset, the underlying constituents or your Securities, and following such occurrence your Securities could be treated as delta-one specified equity-linked instruments that are subject to withholding on dividend equivalents. It is also possible that withholding tax or other tax under Section 871(m) of the Code could apply to the Securities under these rules if you enter, or have entered, into certain other transactions in respect of an underlying asset, any underlying constituents or the Securities. If you enter, or have entered, into other transactions in respect of an underlying asset, any underlying constituents or the Securities, you should consult your tax advisor regarding the application of Section 871(m) of the Code to your Securities in the context of your other transactions.

Because of the uncertainty regarding the application of the 30% withholding tax on dividend equivalents to the Securities, you are urged to consult your tax advisor regarding the potential application of Section 871(m) of the Code and the 30% withholding tax to an investment in the Securities.

Foreign Account Tax Compliance Act. The Foreign Account Tax Compliance Act (“FATCA”) was enacted on March 18, 2010, and imposes a 30% U.S. withholding tax on “withholdable payments” (i.e., certain U.S.-source payments, including interest (and original issue discount), dividends, other fixed or determinable annual or periodical gain, profits, and income, and on the gross proceeds from a disposition of property of a type which can produce U.S.-source interest or dividends) and “passthru payments” (i.e., certain payments attributable to withholdable payments) made to certain foreign financial institutions (and certain of their affiliates) unless the payee foreign financial institution agrees (or is required), among other things, to disclose the identity of any U.S. individual with an account of the institution (or the relevant affiliate) and to annually report certain information about such account. FATCA also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or do not certify that they do not have any substantial U.S. owners) to withhold tax at a rate of 30%. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes.

Pursuant to final and temporary Treasury regulations and other IRS guidance, the withholding and reporting requirements under FATCA will generally apply to certain “withholdable payments”, will not apply to gross proceeds on a sale or disposition, and will apply to certain foreign passthru payments only to the extent that such payments are made after the date that is two years after final regulations defining the term “foreign passthru payment” are published. If withholding is required, we (or the applicable paying agent) will not be required to pay additional amounts with respect to the amounts so withheld. Foreign financial institutions and non-financial foreign entities located in jurisdictions that have an intergovernmental agreement with the U.S. governing FATCA may be subject to different rules.

Investors should consult their tax advisors about the application of FATCA, in particular if they may be classified as financial institutions (or if they hold their Securities through a foreign entity) under the FATCA rules.

Proposed Legislation. In 2007, legislation was introduced in Congress that, if it had been enacted, would have required holders of Securities purchased after the bill was enacted to accrue interest income over the term of the Securities despite the fact that there will be no interest payments over the term of the Securities.

Furthermore, in 2013, the House Ways and Means Committee released in draft form certain proposed legislation relating to financial instruments. If it had been enacted, the effect of this legislation generally would have been to require instruments such as the Securities to be marked to market on an annual basis with all gains and losses to be treated as ordinary, subject to certain exceptions.

It is not possible to predict whether any similar or identical bills will be enacted in the future, or whether any such bill would affect the tax treatment of your Securities. You are urged to consult your tax advisor regarding the possible changes in law and their possible impact on the tax treatment of your Securities.

Both U.S. and non-U.S. holders are urged to consult their tax advisors concerning the application of U.S. federal income tax laws to their particular situations, as well as any tax consequences of the purchase, beneficial ownership and disposition of the Securities arising under the laws of any state, local, non-U.S. or other taxing jurisdiction (including those of the underlying constituent issuers).

Supplemental Plan of Distribution (Conflicts of Interest); Secondary Markets (if any)

We have agreed to sell to UBS Securities LLC and UBS Securities LLC has agreed to purchase, all of the Securities at the issue price to the public less the underwriting discount indicated on the cover hereof. UBS Securities LLC has agreed to resell the Securities to one or more third-party dealers at a discount from the issue price to the public equal to the underwriting discount indicated on the cover hereof or has offered the Securities directly to investors at the issue price to the public. Certain of such third-party dealers may resell the Securities to other securities dealers at the issue price to the public less an underwriting discount of up to the underwriting discount indicated on the cover hereof. Certain unaffiliated registered investment advisers or fee-based advisory accounts may have agreed to purchase Securities from a third-party dealer at a purchase price of at least $999.40 per Security, and such third-party dealer, with respect to such sales, may have agreed to forgo some or all of the underwriting discount. UBS Securities LLC will also pay another unaffiliated dealer a marketing fee per Security in the amount indicated on the cover hereof with respect to all of the Securities in connection with its marketing efforts. The marketing fee will be deducted from amounts remitted to UBS. Additionally, we or one of our affiliates may pay a fee to an unaffiliated broker-dealer for providing certain electronic platform services with respect to this offering.

Conflicts of Interest —UBS Securities LLC is an affiliate of UBS and, as such, has a “conflict of interest” in this offering within the meaning of Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121. In addition, UBS will receive the net proceeds (excluding the underwriting compensation) from the initial public offering of the Securities, thus creating an additional conflict of interest within the meaning of FINRA Rule 5121. Consequently, the offering is being conducted in compliance with the provisions of FINRA Rule 5121. UBS Securities LLC is not permitted to sell Securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

UBS Securities LLC and its affiliates may offer to buy or sell the Securities in the secondary market (if any) at prices greater than UBS’ internal valuation — The value of the Securities at any time will vary based on many factors that cannot be predicted. However, the price (not including UBS Securities LLC’s or any affiliates’ customary bid-ask spreads) at which UBS Securities LLC or any affiliate would offer to buy or sell the Securities immediately after the trade date in the secondary market is expected to exceed the estimated initial value of the Securities as determined by reference to our internal pricing models. The amount of the excess will decline to zero on a straight line basis over a period ending no later than 6 months after the trade date, provided that UBS Securities LLC may shorten the period based on various factors, including the magnitude of purchases and other negotiated provisions with selling agents. Notwithstanding the foregoing, UBS Securities LLC and its affiliates intend, but are not required to make a market for the Securities and may stop making a market at any time. For more information about secondary market offers and the estimated initial value of the Securities, see “Key Risks — Estimated Value Considerations” and “— Risks Relating to Liquidity and Secondary Market Price Considerations” herein.

Prohibition of Sales to EEA & UK Retail Investors — The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU, as amended (“MiFID II”); (ii) a customer within the meaning of Directive 2002/92/EC, as amended, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC, as amended. Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “EU PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the EEA may be unlawful under the EU PRIIPs Regulation.

The Securities are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom (the “UK”). For these purposes, a retail investor in the UK means a person who is one (or more) of: (i) a retail client as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the European Union (Withdrawal) Act 2018, subject to amendments made by the Markets in Financial Instruments (Amendment) (EU Exit) Regulations 2018 (SI 2018/1403), as may be amended or superseded from time to time (the “EUWA”); (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97, where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of UK domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of the Prospectus Regulation as it forms part of domestic law by virtue of the EUWA (“UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of UK domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Securities or otherwise making them available to retail investors in the UK has been prepared and therefore offering or selling the Securities or otherwise making them available to any retail investor in the UK may be unlawful under the UK PRIIPs Regulation.

Validity of the Securities

In the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, as special counsel to the issuer, when the Securities offered by this pricing supplement have been executed and issued by the issuer and authenticated by the trustee pursuant to the indenture and delivered, paid for and sold as contemplated herein, the Securities will be valid and binding obligations of the issuer, enforceable against the issuer in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, receivership or other laws relating to or affecting creditors’ rights generally, and to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by Swiss law, Fried, Frank, Harris, Shriver & Jacobson LLP has assumed, without independent inquiry or investigation, the validity of the matters opined on by Homburger AG, Swiss legal counsel for the issuer, in its opinion dated March 8, 2022 filed on that date with the Securities and Exchange Commission as Exhibit 5.3 to the issuer’s registration statement on Form F-3 (the “Registration Statement”). In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and, with respect to the Securities, authentication of the Securities and the genuineness of signatures and certain factual matters, all as stated in the opinion of Fried, Frank, Harris, Shriver & Jacobson LLP dated March 8, 2022 filed with the Securities and Exchange Commission as Exhibit 5.4 to the Registration Statement.